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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE

[SAFEGUARD SCIENTIFICS, INC. LETTERHEAD]

                                                           FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                             INVESTOR RELATIONS:
Adam Castellani                                            Mona Zeehandelaar
Alexander Ogilvy PR Worldwide                              Safeguard Scientifics
404-881-2329                                               610-293-0600
acastellani@alexanderogilvy.com


          SAFEGUARD ANNOUNCES 1999 FOURTH QUARTER AND YEAR-END RESULTS

WAYNE, PA, FEBRUARY 24, 2000 -- Safeguard Scientifics, Inc. (NYSE:SFE), a leading Internet company, today announced its operating results for the fourth quarter and year-ended December 31, 1999.

         Net income for the fourth quarter of 1999 was $78.5 million, or $2.09 a share (diluted), compared with $39.8 million, or $1.18 a share (diluted) in the same period last year. Net income for the year ended December 31, 1999, was $123.5 million, or $3.47 a share (diluted), compared with $110.1 million, or $3.22 a share (diluted) in 1998. The 1999 net income included a gain of $112.4 million (net of tax) related to the issuance of common stock by Internet Capital Group in its third quarter initial public offering ($23.0 million) and fourth quarter secondary offering ($89.4 million). The 1998 income included $126.3 million (net of tax) of other income from the merger of Coherent Communications and Tellabs, Inc., net of subsequent adjustments on the Tellabs holdings.

         Revenue for the fourth quarter of 1999 was $737.1 million compared with $625.0 million for the same period in 1998. Revenue for the year ended December 31, 1999, was $3.0 billion, compared with $2.3 billion in 1998. The increased revenue reflects higher sales at CompuCom, resulting from its acquisition of ENTEX's Technology Acquisition Services Division (TASD), which closed on May 11, 1999.

         Pete Musser, chairman and CEO, commented, "Safeguard has sustained 1999's accelerated pace into the first quarter of 2000. We are very pleased with the continued high level of shareholder participation in the Safeguard Subscription Programs, which have created approximately $1 billion in shareholder value through the past four IPOs. We have continued to grow in every direction; we welcomed Walter Buckley, president and CEO of Internet Capital Group, to our Board of Directors; delivered exciting news about our partnership with Textron; and continued to build our management team with the addition of four new officers."

SAFEGUARD HIGHLIGHTS

- eMerge Interactive (Nasdaq: EMRG) raised $92.4 million in its IPO, which priced at $15 on February 3, 2000, and is currently trading over $40. Safeguard shareholders subscribed to 96% of the eMerge Interactive shares offered to them through the Safeguard Subscription Program.

                                     -MORE-
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-        Opus360 Corporation filed a registration statement with the Securities and Exchange Commission for the initial public offering of its common stock. The Safeguard Subscription Program record date is December 16, 1999. J.P. Morgan is the lead underwriter, joined by Robertson Stephens, Bear Stearns and e*offering.

- Textron Inc. (NYSE: TXT) agreed to purchase $100,000,000 of Safeguard common stock which is expected to close in the first quarter. The agreement also provides that Safeguard and Textron intend to work together to offer consulting services to each other and explore a variety of potential strategic relationships with each other. This should allow Safeguard to leverage its extended network of over 200 Internet-related companies to help Textron develop and implement an e-commerce strategy. aligne and Cambridge Technology Partners have begun initial review of Textron's operations.

- Safeguard announced the appointment of Walter W. Buckley, III, president and CEO of Internet Capital Group, to its Board of Directors.

- Safeguard also announced the appointment of four vice presidents to its management team -- Jon Costello, vice president; Garrett Melby, vice president in the software and e-business group; Steve Zodtner, vice president of development and operations; and Dorie Culp, vice president of human resources.

         Harry Wallaesa, president and COO, added, "We ended 1999 on a high note and are moving forward aggressively in 2000. Our pipeline of high-quality acquisition candidates in our three focus areas of software, communications, and e-services continues to grow rapidly."

PARTNER COMPANY HIGHLIGHTS

- Safeguard acquired the remaining 20% of aligne incorporated, bringing its total ownership interest to 100%. aligne has assisted several of Safeguard's partner companies including CompuCom and Tangram. The company is also leading the Textron strategic relationship.

- Since the beginning of 2000, four new partner companies have joined Safeguard's network. These include AgWeb.com, Inc., a business-to-business commerce and content site serving the agricultural marketplace; TechSpace, a New York-based "one-stop-shop" for entrepreneurs that offers technologically advanced full-service office environments and associated services to early and expansion stage Internet-centric companies; fob.com, Inc., a provider of the Internet-based vertical purchasing hub model; and NexTone Communications, a provider of systems solutions for convergent value-added services using broadband Internet access technology.

- Internet Capital Group (Nasdaq: ICGE) completed a stock split 2-for-1 in December 1999. The company completed a secondary public offering of
         6.9 million shares of its common stock at $108 per share and issued $475 million 5-1/2% convertible subordinated notes due 2004, raising a total of $1.2 billion.

                                     -MORE-
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-        US Interactive (Nasdaq:USIT) announced it entered into a definitive merger agreement to acquire SoftPlus, Inc., a privately-held, leading e-solutions company based in Cupertino, CA. The acquisition of SoftPlus will enable US Interactive to offer the Global 2000 innovative, end-to-end (e2e) solutions to extend their businesses from behind the Web to beyond the Web.

- SOTAS, Inc., acquired S3net, Inc. of Germantown, Md., a leading provider of innovative products that manage bandwidth based on quality, reconcile inter-company billing, manage fraudulent usage of voice and data networks, and improve network operating efficiency for telecommunications customers worldwide.

- iMedium announced the formation of a strategic alliance with Xceed, Inc., (Nasdaq: XCED), an interactive architect and solutions builder. Under this alliance, Xceed will be able to offer its clients iMedium's See!Commerce(TM) technology for use on their Web sites. Xceed will also serve as iMedium's representative with regard to certain marketing and promotional initiatives.


ABOUT SAFEGUARD (WWW.SAFEGUARD.COM)

         Safeguard is a leader in incubating and operating premier companies in the Internet infrastructure market with a focus on three sectors: software, communications and e-services. We intend to continue to develop and operate the premier network of Internet infrastructure companies to offer solutions, seamless connectivity, and e-services to businesses engaged in electronic commerce.

FORWARD-LOOKING STATEMENTS

         This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, among others, those statements containing the words "believes," "anticipates," "estimates," "expects" and words of similar import. Such statements involve a number of risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the company and its partner companies may be unable to complete the pending transactions described in this release due to changes in market conditions or failure to obtain required shareholder or regulatory approvals; and the company may be unable to fulfill its continuing strategy of acquiring interests in additional successful partner companies on favorable terms.

                                      # # #

NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.
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SAFEGUARD SCIENTIFICS, INC.
COMPARATIVE FINANCIAL DATA

CONSOLIDATED STATEMENTS OF OPERATIONS

                                            Quarter Ended                     Year Ended
                                             December 31,                     December 31,
                                       -----------------------         ----------------------------
                                         1999            1998             1999              1998
                                       --------        --------        ----------        ----------
                                                   (000s omitted, except per share data)
Total revenue                          $737,138        $624,951        $2,953,270        $2,287,092

Gains on issuance of stock by
   partner companies                   $139,957        $  1,124        $  175,662        $    3,782

Other income, net                      $ 29,497        $ 75,046        $  107,290        $  189,883

Net income                             $ 78,548        $ 39,795        $  123,526        $  110,123

Income per share
      Basic                            $   2.26        $   1.26        $     3.66        $     3.46
      Diluted                          $   2.09        $   1.18        $     3.47        $     3.22

Average common shares outstanding
      Basic                              34,816          31,575            33,711            31,833
      Diluted                            38,492          34,372            36,970            34,914

Diluted income per share calculations adjust net income for the dilutive effect of public company common stock equivalents and convertible securities. The Company's convertible subordinated notes were dilutive for all periods presented above.